Exhibit 10.29

Daybreak Oil and Gas, Inc.
601 West Main Ave    Suite 1017                Spokane, WA   99201
Off: (509) 232-7674                            Fax: (509) 455-8483

CONSULTING SERVICES AGREEMENT

BETWEEN:     DAYBREAK OIL AND GAS, INC. (The Company)

AND

MICHAEL J. HOOPER (The Consultant)

WHEREAS, the Company desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant’s experience, skills, abilities, knowledge and background as an accounting and accounting systems analyst and is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

WHEREAS, the Consultant agrees to be engaged and retained by the Company and upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Engagement

The Company hereby engages the Consultant on a non exclusive basis, and the Consultant hereby accepts the engagement to become a consultant to the Company and to render such advice, consultation, information and services to the directors and officers of the Company regarding general financial and business matters, including but not limited to:
  development and maintenance of internal controls
  development and maintenance of accounting system design including chart of accounts develop and maintain integration of accounting system and financial statements development and maintenance of internal management reports.
It shall be expressly understood that Consultant shall have no power to bind the Company to any contract or obligation or to transact any business in the Company’s name or on behalf of the Company in any manner.

2.    Term

The term of this Agreement shall commence on the date hereof and continue for seven (7) months. The Agreement may be extended upon agreement by both parties.

It is agreed and understood by both parties that the Consultant may have provided services to the Company prior to the effective date of this Agreement. In such case, the Consultant will submit an invoice for services rendered in the manner provided in Section 3 herein and subject to approval by the Treasurer or Chief Financial Officer, the Company shall pay such invoice.

3.    Compensation

The Company shall pay to the Consultant consulting fees in the amount of $40.00 per hour plus any expenses incurred or advanced on behalf of the Company.

The Consultant agrees to submit invoices to the Company on or before the last day of each month, which invoice will contain the following information:
  the date or dates the Consultant provided services to the Company;
  a description of the services provided;
  the amount of time spent by the Consultant providing the service.
The Company agrees to pay the invoice within a reasonable period of time following its examination and review by the Treasurer or Chief Financial Officer.

4.    Exclusivity, Performance and Confidentiality

The services of the Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of the Company. The Consultant shall be required to expend only such time as is necessary to service the Company in a commercially reasonable manner. The Consultant acknowledges and agrees that confidential and valuable information proprietary to the Company and obtained during its engagement by the Company shall not be directly or indirectly, disclosed without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

5.    Independent Contractor

In its performance hereunder, the Consultant shall be an independent contractor. The Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of the Consultant and shall not be subject to the control or supervision of the Company, except as to the results of the work or the extent necessary for the Company to verify the Consultant’s compliance with applicable laws and regulations to which the Company may be subject.  The Company acknowledges that nothing in this Agreement shall be construed to require the Consultant to provide services to the Company at any specific time, or in any specific place or manner.

6.    Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.    Complete Agreement

No supplement, modification or amendment of the Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

8.    General Provisions

a.    This Agreement shall in all respects be interpreted, enforced and governed under the laws of State of Washington. The language and all parts of this Agreement shall be in all cases construed as a whole and not strictly for or against any individual party.

b.    Any dispute arising under in any way related to this agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration may be conducted in person, by telephone or online as agreed by all parties. The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective the 1st day of August 2006.

DayBreak Oil and Gas, Inc.

/s/ Thomas C. Kilbourne	/s/ Michael J. Hooper
Thomas C. Kilbourne, Treasurer	Michael J. Hooper

Date: 8/01/06	Date: 8/01/06